Exhibit 99.1

Contact:

Eon Labs, Inc.

Christopher LoSardo

Phone 718-276-8600

www.eonlabs.com

Eon Labs Reports Record First Quarter 2004 Sales and Earnings of $104.2 Million

And  $32.3 Million, respectively

LAURELTON, NY, April 22, 2004 – Eon Labs, Inc. (Nasdaq: ELAB) today reported record net income of $32.3 million for the first quarter ended March 31, 2004, compared to $15.1 million in the comparable quarter in 2003, an increase of 113.9%.

Diluted earnings per share was $0.71 including income of  $0.13 per share related to a $10 million payment received to settle all litigation related to Nabumetone, compared to $0.33 per share in the comparable quarter in 2003, an increase of 115.2%.

Net sales were a record $104.2 million for the first quarter ended March 31, 2004, compared to $70.9 million in the comparable quarter in 2003, an increase of 47.1%.  The sales increase was due primarily to the introduction of Bupropion HCl, ER 100mg and 150mg tablets which were introduced during the first quarter of 2004.  Other products introduced subsequent to March 31, 2003 that contributed to the increase in net sales included Mirtazapine, Midodrine HCl, Nefazodone HCl,  Metolazone USP, Benazepril HCl and Benazepril/HCTZ.

Dr. Bernhard Hampl, President and Chief Executive Officer, commented, “We are very pleased to announce new records for sales and net income for the quarter.  The Company reached an important milestone during the first quarter of 2004 with the launch of Bupropion HCl, ER 100mg and 150mg tablets.  Bupropion will be an important contributor to the Company’s performance in 2004.”

Currently, the Company has 28 ANDAs pending with the FDA, including 2 tentative approvals and one approvable application.  Additionally, the Company has a final approval for Omeprazole 10mg and 20mg capsules that is still the subject of pending litigation.  Total annual brand sales exceed $10.5 billion for all these pending ANDAs.

The Company expects net sales and diluted earnings per share for the second quarter of 2004 to be between $100 million and $105 million and $0.49 and $0.53 per share, respectively.  For the full year 2004, the Company estimates net sales and diluted earnings per share to be between $420 million and $440 million and $2.31 and $2.40 per share, respectively.  Full year guidance includes a payment of $10 million received from GlaxoSmithKline to settle all litigation relating to Nabumetone.  This payment has been recorded as income in the first quarter ended March 31, 2004 and increases expected diluted earnings per share for the full year by $0.13 per share.

FINANCIAL REVIEW

Gross profit as a percentage of net sales was 59.7% for the first quarter ended March 31, 2004, compared to 54.2% for the comparable quarter in 2003.  The gross margin for the quarter ended March 31, 2004 reflected the benefit of a favorable product mix, principally from the introduction of Bupropion HCl, ER.

Other selling, general and administrative expenses increased by $4.2 million to $13.0 million for the first quarter ended March 31, 2004, compared to $8.7 million in the comparable quarter in 2003.  As a percentage of net sales, other selling, general and administrative increased .2% to 12.5% for the first quarter ended March 31, 2004, as compared to the comparable quarter in 2003.  The increase is primarily attributable to higher insurance premiums for product liability and directors and officers’ coverage, higher legal costs associated with patent litigation activities related to primarily to Bupropion and an increase in personnel related expenses.

Research and development expenses increased by 52.9% to $5.6 million for the first quarter ended March 31, 2004, compared to $3.6 million in the comparable quarter in 2003.  The increased R&D spending was primarily attributed to the increased number of bio-studies and expenses relating to the completion of defined milestones under third-party product development agreements.

Other income increased $10 million for the first quarter ended March 31, 2004, compared to the comparable quarter in 2003 due to a $10 million payment received from GlaxoSmithKline to settle all litigation related to Nabumetone.

The effective tax rate for the quarter ended March 31, 2004 was 39.3%, down from 40.0% in the comparable quarter in 2003 principally due to lower state and local taxes.

Eon will conduct a live audio webcast today at 10:00 a.m. Eastern Time to discuss the financial results for the first quarter of 2004.  To access the live audio webcast, visit the Investor Relations section of our website at www.eonlabs.com and follow the link.  Interested persons may listen to the live conference by calling toll free (800) 475-3716 (U.S. only), or (719) 457-2728 (international).  The password for the conference call is ELAB.  A replay of the conference call will be available until 5:00 p.m. Eastern Time on April 28, 2004 by calling toll free (888) 203-1112 (U.S. only), or (719) 457-0820 (international).  The passcode for the replay is 509344.  The replay will also be available on the Investor Relations section of the Eon Labs, Inc. website, www.eonlabs.com.

Eon Labs is a generic pharmaceutical company specializing in developing, licensing, manufacturing, selling and distributing a broad range of prescription pharmaceutical products.  For press releases and other information, visit the Eon Labs, Inc. website at www.eonlabs.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:  This release contains statements that are forward-looking in nature which express the beliefs and expectations of management.  Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.  These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors.  Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Eon Labs, Inc. and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended March 31,
	2004	2003
Net sales	$104,229	$70,857
Cost of sales	41,981	32,445
Gross profit	62,248	38,412

Operating expenses:
Selling, general and administrative:
Amortization of other intangibles	940	940
Other selling, general and administrative	12,983	8,737
Research and development	5,570	3,642
Total operating expenses	19,493	13,319

Operating income	42,755	25,093
Other income and (expense):
Interest income	448	331
Interest expense	—	(284)
Other income, net	10,022	37
Total other income, net	10,470	84

Income before income taxes	53,225	25,177
Provision for income taxes	(20,908)	(10,070)
Net income	$32,317	$15,107

Net income per share data:
Basic	$0.73	$0.34
Diluted	$0.71	$0.33

Weighted average common shares outstanding:
Basic	44,355,387	44,113,516
Diluted	45,389,203	45,214,718

Eon Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$71,157	$43,852
Short-term investments	107,637	115,281
Other current assets	172,450	156,654
Total current assets	351,244	315,787

Property, plant and equipment, net	50,659	50,409
Goodwill and other intangible assets, net	72,001	72,941
Other assets	2,972	2,408
Total assets	$476,876	$441,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$107,460	$102,838
Long-term liabilities	9,869	9,927
Total liabilities	117,329	112,765

Total stockholders’ equity	359,547	328,780
Total liabilities and stockholders’ equity	$476,876	$441,545